EXECUTION VERSION
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is hereby entered into by and between John W. Preuninger (“you”) and Amber Road, Inc., a Delaware corporation (the “Company”). The purpose of this Agreement is to acknowledge and set forth the terms of our agreement with regard to the separation of your employment with the Company.
1.Separation Date. This confirms the termination of your employment with the Company, effective November 2, 2014 (the “Separation Date”). You acknowledge and agree that after the Separation Date, you shall not represent yourself as being an officer, employee, agent, or representative of the Company for any purpose. In addition, although you will continue to be an employee of the Company through the Separation Date, as of the Effective Date (as defined in Paragraph 10(f) below) you hereby resign as President and Chief Operating Officer of the Company and resign from all other offices, titles and positions with the Company and its affiliates, including, but not limited to, membership in any boards of directors or similar groups, and agree to execute all documents reasonably necessary to reflect such resignation as of such date, including without limitation the resignation letter set forth on Exhibit A.
2.    Transitional Employment. The period from the Effective Date through and including the Separation Date shall be your “Transitional Employment.” The Company reserves the right to reasonably determine the location of your work during the Transitional Employment period, as determined by the Company’s CEO or Board Chairman. During the Transitional Employment period, you shall be on call during normal business hours and shall respond to reasonable requests from the Company for information.
3.    Commitments of the Company.
(a)    Cash Compensation.
(i)    Salary Continuation. During the Transitional Employment period and provided that you are in compliance with Paragraph 2 above, you shall continue to be paid at the rate of your current annual base salary of three hundred fifty thousand dollars ($350,000) (“Base Salary”), less usual and customary withholdings, through and including the Separation Date.
(ii)    Severance Amount. In exchange for your agreeing to and complying with the terms of this Agreement (including the release it contains), the Company shall pay you an amount equal to twenty-two (22) months of your Base Salary (such amount, the “Severance Amount”), less usual and customary withholdings, paid in a lump sum on January 15, 2015.
(iii)    Severance Period.
The period running from the Separation Date through the first anniversary of the Separation Date (as may be sooner terminated as herein provided) is referred to herein as the “Severance Period,” provided, however, that the Severance Period and your right to receive any and all payments and benefits under Paragraphs 3(a)(i), 3(a)(ii), 3(e) and 3(f)(iii) of this Agreement shall end earlier on the date that is fifteen (15) days following the date you receive written notice from the Company of your purported breach of any material provision of this Agreement or that certain Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement, dated as of March 3, 2014, between you and the Company (the “Confidentiality Agreement”) reasonably specifying such breach, and providing you with the ability to cure the purported breach to the extent it is curable.
(b)    Benefits Continuation.
(i)    Assuming that you sign below (and do not revoke) this Agreement, during the Transitional Employment period, the Company will continue to provide you, your spouse and/or dependents with insurance coverage under the Company’s group health, dental and vision plans in accordance with the Company’s current benefits policies generally provided to its employees.
(ii)    In addition, assuming that you sign below (and do not revoke) this Agreement and that you elect COBRA continuation for you, your spouse and/or dependents under the Company’s group health, dental and vision plans, the Company will pay and/or reimburse your payment of COBRA premiums in full under such plans as you elect to continue for up to twenty-four (24) months after the Separation Date, except that the period of benefits continuation and reimbursement obligations under this Paragraph 3(b) may not exceed the maximum COBRA continuation period allowed by law.
No payments or benefits will be paid or provided to you pursuant to Paragraphs 3(a)(i), 3(a)(ii), 3(b), 3(e), or 3(f)(iii) of this Agreement unless you sign this Agreement and you do not revoke your acceptance of this Agreement within the time frame described in Paragraph 10(e).
(c)    2013 Bonus. You acknowledge that you have received and been paid in full your 2013 bonus based upon the financial performance of the Company in accordance with existing arrangements and that certain Employment Agreement, dated March 3, 2014, between you and the Company (the “Employment Agreement”).
(d)    Gross-Up Bonus. You acknowledge that you have received and been paid in full a bonus of $450,534 (comprised of a direct payment to you of $283,404.56 plus $167,129.44 in payroll taxes that were withheld and remitted to various tax authorities by the Company), which bonus was previously authorized by the Company’s Board of Directors to offset the tax consequences related to the full and complete forgiveness on January 30, 2014 of loans made by the Company to you in the aggregate amount, with accrued but unpaid interest, of approximately $695,280.
(e)    Completion Bonus. On the first anniversary of the Separation Date, if you continue to be in compliance with all material provisions of this Agreement and the Confidentiality Agreement, you shall receive and the Company will pay you a completion bonus in the amount of $175,000.

(f)    Equity Arrangements.
(i)    Stock Options. As set forth on Exhibit B, you and the Company each represent and warrant that, as of July 1, 2014, you hold 137,775 vested common stock options and 62,625 unvested options issued pursuant to the Management Dynamics Inc. 2002 Stock Option Plan (the “2002 Plan”) and an additional 33,400 vested common stock options and 100,200 unvested common stock options issued pursuant to the Amber Road, Inc. 2012 Omnibus Incentive Compensation Plan (as amended and restated January 29, 2014) (the “2012 Plan”) arising from grant dates of September 30, 2011 and June 25, 2013. Your rights regarding these stock options are governed by the respective 2002 Plan and 2012 Plan and the respective stock option agreements that you signed in connection with each grant.
(ii)    Common Stock. As set forth on Exhibit B, you and the Company each represent and warrant that you directly own 386,274 shares of the Company’s common stock and that your grantor retained annuity trusts (“GRATs”) own 1,402,805 shares of the Company’s common stock.
(iii)    Equity Award. As of the Effective Date, the Company shall grant you an equity award based upon your 2014 performance in the form of a Restricted Stock Unit award (“RSU”), relating to 10,606 shares of common stock of the Company (the “Restricted Shares”). The RSUs shall fully vest and the risk of forfeiture thereon shall lapse on the first anniversary of the Separation Date if and only if you continue to be in compliance with all material provisions of this Agreement and the Confidentiality Agreement at the Separation Date. The Restricted Shares and RSUs shall otherwise be subject to the terms of the 2012 Plan and the standard RSU agreement to be entered into between you and the Company.
(g)    Securities Filings. For the period running from the Effective Date through the date that is one (1) year following the Separation Date, the Company, at its sole cost and expense, will use commercially reasonable efforts to assist you in preparation of any applicable filings required to be filed by you under the Securities Exchange Act of 1934, as amended.
(h)    Technology. As of the Separation Date, in consideration of one dollar ($1), the Company shall transfer, sell, assign, convey and set over that certain laptop computer to you that the Company previously provided you in the course of your employment. You acknowledge and agree that, prior to the Separation Date, you will have removed all Company information from the laptop to the best of your knowledge and, if requested by the Company, you will provide the laptop to the Company’s Information Technology department prior to the Separation Date so that the Company may confirm that all Company information has been deleted therefrom. Subject to the foregoing acknowledgment, from and after the Separation Date, the Company acknowledges and agrees that the laptop and its contents shall not be subject to Paragraph 3 of the Confidentiality Agreement and shall be your personal property.
(i)    Bank Accounts. The Company will immediately remove you from all bank accounts, including, without limitation, foreign bank accounts, of the Company and its subsidiaries. In addition, the Company will provide you with prompt assistance, at the Company’s expense, upon your request, in order to complete any and all FinCEN Form 114

“FBAR” filings and reports for calendar years 2013 and 2014 relating to the Company’s business operations.
(j)    Vacation Days. The Company will pay you a lump sum in the amount of $4,712 – such amount being equal to your three and one-half (3.5) accrued but unused vacation days as of the Effective Date at the rate of your Base Salary.
(k)    Insurance. The Company acknowledges and affirms your rights and its obligations under Paragraph 12 of your Employment Agreement and represents and warrants that it will maintain and pay for directors’ and officers’ liability insurance for you for no less than that six (6) year period running from the Separation Date at a level equivalent to the most favorable and protective coverage for any active officer or director of the Company. The Company further acknowledges and affirms your rights and its obligations under Paragraph 11 of the Indemnification Agreement (as defined in Paragraph 4(a)(iv)).
(l)    Legal Fees. Any legal fees and expenses actually incurred by you, up to a maximum amount of $17,500, in connection with the negotiation and execution of this Agreement shall be paid by the Company; provided that you submit proof in reasonable detail of such fees and expenses. The Company will be responsible for and pay your reasonable legal fees and related out-of-pocket costs and expenses (including costs of experts, evidence and counsel) and costs of any arbitrator(s) actually incurred arising out of or in relation to your cooperation obligations under Paragraph 4(d). In addition, in connection with your cooperation obligations under Paragraph 4(d), the Company will reimburse you for your time at your usual and customary per diem rate, as well as for all reasonable documented out-of-pocket expenses actually incurred in connection therewith, including, without limitation, meals, lodging, travel and ground transportation expenses
(m)    No Other Payments or Equity. You agree that you are not entitled to any payments, compensation, commissions, equity, options or warrants with respect to your employment with the Company other than those that are specifically set forth in this Paragraph 3; provided, however, nothing contained in the foregoing shall affect your rights as a stockholder of the Company or your rights under the Company’s or any of its affiliates or subsidiaries or its or their respective predecessors’ 401(k) plans.
4.    Your Commitments.
(a)    General Release. In exchange for the payments and benefits provided pursuant to this Agreement, you (and any person acting through or under you) hereby release, waive and forever discharge the Company, its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective past and present officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), from all known or unknown claims, demands, causes of action, fees and liabilities of any kind whatsoever relating to or arising out of your employment, the terms and conditions of such employment, or the cessation or termination of your employment, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date on which you sign this Agreement, including but not limited to all claims for violation of any federal, state, or local statute, ordinance, executive order, regulation, or common law, including but not limited to: any claim under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act (FMLA”), the Older Workers Benefit Protection Act (“OWBPA”), the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Workers Adjustment and Retraining Notification Act (“WARN”), the New Jersey Conscientious Employee Protection Act (“CEPA”), the New Jersey Equal Pay Law, the New Jersey Family Leave Act (“NJ FLA”), and the New Jersey Law Against Discrimination (“NJLAD”). You agree that if any action relating to the foregoing is brought in your name before any court or administrative body, you will not accept any payment of monies and will promptly pay to the Company any monies received in connection therewith. Notwithstanding the foregoing, you are not releasing any of the following:
(iii)    Any rights, benefits or claims for benefits under any employee benefit plan in accordance with the terms of such employee benefit plan, including, without limitation (A) your right to elect continuation coverage under the Company’s group health, dental and/or visions plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your rights under the Company’s or any of its affiliates or subsidiaries or its or their respective predecessors’ 401(k) plans, and (C) any right to benefits under any of the Company’s benefit plans, except for any claim under a Company severance plan;
(iv)    (A) Any rights, benefits or claims with respect to or to exercise stock options or stock appreciation rights that are vested and exercisable on the Separation Date in accordance with the terms of the respective stock option plans and agreements or (B) any rights, benefits or claims arising out of or relating to the Stock Option Agreement, dated as of September 30, 2011, between you and the Company (the “2002 Plan Grant Agreement”) and the Stock Option Agreement, dated as of June 25, 2013, between you and the Company (the “2012 Plan Grant Agreement”);
(v)    Any rights, benefits or claims arising under the ADEA after the date you sign this Agreement;
(vi)    (A) Any rights, benefits or claims to indemnification by the Company or any of its subsidiaries or to coverage under directors and officers liability insurance to which you are otherwise entitled in accordance with your Employment Agreement, that certain Indemnification Agreement, dated as of March 20, 2014, between you and the Company (the “Indemnification Agreement”), and the Company’s or any of its affiliates’ respective articles of incorporation or by laws or any other agreement between you and the Company or any of its subsidiaries or (B) any rights, benefits or claims arising out of or relating to the Indemnification Agreement;
(vii)    Any rights, benefits or claims as a stockholder of the Company, including, without limitation, any and all rights, benefits or claims relating to or arising under that certain Fourth Amended & Restated Investor Rights Agreement, dated as of July 16, 2010, among the Company, you and the other signatories thereto (the “Investor Rights Agreement”);
(viii)    Any rights, benefits or claims as specifically provided for in or arising under this Agreement;

(ix)    Any rights or claims to secure enforcement of the terms and conditions of this Agreement; and
(x)    Any rights, benefits or claims after you sign this Agreement.
(b)    Covenant Not to Sue. You agree that you will not file or maintain any lawsuit (or otherwise seek or accept any compensation, benefit, or other remedy of any kind in any non-judicial forum or in any court) arising out of or related to any of the claims released in Paragraph 4(a).
(c)    No Disparagement. You agree during the term of your employment, during the Transitional Employment period and after the Separation Date that you will not make any disparaging or derogatory statements, whether oral or written, regarding the Company, its affiliates, or any of their respective current or former officers, directors, employees and agents.
(d)    Cooperation. You agree that you will reasonably cooperate with the Company and its counsel in connection with any matter on which your cooperation may reasonably be requested, including any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment with the Company in which you were involved or of which you had knowledge. The Company’s request for your “reasonable cooperation” shall take into consideration your personal and business commitments and the amount of notice provided to you. You agree that, in the event that you are subpoenaed by any person or entity (including but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, you will give prompt notice (unless such notice is prohibited by law) of such request to the General Counsel of the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting party or entity to such disclosure. You further agree that, in the event that you are contacted by any person or entity regarding information concerning the Company or one of its affiliates, you will give prompt notice of such request to the General Counsel of the Company, and will make no disclosure until the Company has had a reasonable opportunity to respond to your notification.
(e)    Your Confidentiality Agreement. You acknowledge and agree that you continue to be bound by and will comply with the Confidentiality Agreement.
5.    Additional Company Commitments.
(a)    General Release. In exchange for the your release pursuant to this Agreement, the Company (for itself and on behalf of each of its subsidiaries and affiliates, and each of its and their respective successors and assigns, and each of its and their respective past and present officers, trustees, directors, executives and agents of each of them (collectively, the “Company Parties”)) hereby releases, waives and forever discharges you, and will cause the Company Parties to release, waive and forever discharge you, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), from all known or unknown claims, demands, causes of action, fees and liabilities of any kind whatsoever relating to or arising out of your employment with, the terms and conditions of such employment with, the cessation or termination of your employment with and, to the extent permissible by applicable law, your engagement as an officer and director of each of the Company and any of its subsidiaries and affiliates, and their respective successors and assigns, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date on which you sign this Agreement, including but not limited to all claims for violation of any federal, state, or local statute, ordinance, executive order, regulation, or common law. The Company agrees, and will cause the Company Parties to agree, that if any action relating to the foregoing is brought in its or any of the Company Parties’ names before any court or administrative body, none will accept any payment of monies and will promptly pay to you any monies received in connection therewith. Notwithstanding the foregoing, the Company is not releasing (i) any rights or claims to secure enforcement of the terms and conditions of this Agreement and (ii) any claims or causes of action arising out of or relating to alleged or actual material violations by you of applicable statutes, laws, regulations, exchange rules or other applicable standards of conduct in the relevant industry, or willful misconduct on your part or any other error, act or omission entered into by you resulting in your directly or indirectly receiving improper personal remuneration or other economic benefit.
(b)    Covenant Not to Sue. The Company agrees, and shall cause the Company Parties to agree, that neither the Company nor any of the Company Parties will file or maintain any lawsuit (or otherwise seek or accept any compensation, benefit, or other remedy of any kind in any non-judicial forum or in any court) arising out of or related to any of the claims released in Paragraph 5(a)
(c)    No Disparagement; Press Releases. The Company agrees that it will make a reasonable and good faith effort to ensure neither it nor any of its affiliates, agents, officers or directors will make any disparaging or derogatory statements, whether oral or written, regarding you, including, without limitation, to any of the other Company Parties, shareholders of the Company or any of its affiliates or the general public, and the Company agrees not to authorize anyone to, and to instruct its officers and directors that they shall not, make any such disparaging or derogatory statements about you to any third parties, including any employees of the Company; provided, however, that the Company may make any disclosure required by state or federal securities laws or other applicable law without violation of this Paragraph 5(c). Further, the Company has provided you with a current draft of the public announcement it intends to issue regarding your separation from the Company. The Company agrees that, except as otherwise required by state or federal securities laws or other applicable law, it shall not make any public statement with respect to you or your departure which is inconsistent with such draft public announcement.
(d)    Cooperation. The Company agrees that it will, and will cause the Company Parties to, reasonably cooperate with you and your counsel in connection with any matter on which its or any of the Company Parties’ cooperation may reasonably be requested, including any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment with the Company and including with respect to any proposed sale of shares or exercise of options by you so as to enable such sale or exercise to be made by you in accordance with the requirements of the Company’s transfer agents and the reasonable requirements of the broker through which such sale or exercise is proposed to be executed. Your request for “reasonable cooperation” shall take into consideration the Company and the Company Parties’ personal commitments and the amount of notice provided by you. The Company agrees that, in the event that the Company or any of the Company Parties are subpoenaed by any person or entity (including but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, the Company will give prompt notice (unless such notice is prohibited by law) of such request to you and will make no disclosure until you have had a reasonable opportunity to contest the right of the requesting party or entity to such disclosure.
(e)    Continuation of Indemnification Agreement. The Company acknowledges and agrees that the Company will continue to be bound by and will comply with the Indemnification Agreement.
6.    Compliance with Section 409A of the Code. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and Treasury guidance promulgated thereunder. If it is determined in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, then the Company and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. As used in this Agreement, the terms “termination of employment,” “separation,” and words of similar import mean, for purposes of any payment under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, your “separation from service” as defined in Section 409A of the Code. Each payment pursuant to Section 2(a) or (b) of this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.
7.    Taxes. You shall be liable for and shall pay all federal, state, and local income or other similar taxes, and all related interest, penalties, or other liabilities and costs, that may be due in connection with the payments, equity, and benefits to be made to you hereunder. The Company shall have the right to, and shall, withhold from any such payments all amounts necessary to satisfy its withholding obligations with respect thereto. You acknowledge that the Company has not made representations or warranties of any king regarding the tax consequence, if any, of any payments, equity, or benefits described herein.
8.    Non-Admission/Changes/Governing Law. The making of this Agreement is not intended, and shall not be construed, as an admission that either party has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract (express or implied) or committed any wrong whatsoever against the other party. This Agreement represents the complete understanding between you and the Company with respect to the subject matter of this Agreement, and no other promises or agreements shall be binding unless in writing and signed by you and the Company. This Agreement shall be construed and enforced according to the laws of the State of New Jersey without regard to the application of choice of law rules. This Agreement is binding upon, and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.
9.    Arbitration. Any dispute arising out of or relating to this Agreement shall be governed in accordance with the arbitration procedure set forth in Paragraph 16 of your Employment Agreement.

10.    Meaning of Signing This Agreement. By signing this Agreement, you expressly acknowledge and agree that:
(a)    You have carefully read this Agreement and fully understand what it means;
(b)    You have been advised in writing to discuss this Agreement with an attorney before signing it;
(c)    You have been given at least twenty one (21) calendar days to consider this Agreement;
(d)    You have agreed to this Agreement knowingly and voluntarily, were not subject to any undue influence or duress, and are competent to execute this document;
(e)    You may revoke your acceptance of this Agreement within seven (7) days after you sign it by sending written Notice of Revocation to Elliot Brecher at elliotbrecher@amberroad.com; and
(f)    On the eighth (8th) day after you sign this Agreement (the “Effective Date”), this Agreement becomes effective and enforceable if it has not been revoked.
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11.    Return of Signed Agreement. You may accept this Agreement by signing the Agreement and returning it to Elliot Brecher at elliotbrecher@amberroad.com and the original by overnight mail to Elliot Brecher, Amber Road, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073 within twenty-one (21) days after you receive it. In the event you do not accept this Agreement as set forth in the immediately preceding sentence, this Agreement, including but not limited to the obligation of the Company to provide the payment and other benefits and things of value provided in Paragraph 3 above, shall be deemed automatically null and void.
If you are agreeable to the foregoing, please indicate your acceptance by signing and dating below.

Accepted and Agreed to:

By: /s/ John W. Preuninger	July 16, 2014
John W. Preuninger	Date

Amber Road, Inc.:

By: /s/ Elliot Brecher	July 16, 2014
Name: Elliot Brecher	Date
Title: General Counsel

EXHIBIT A

RESIGNATION LETTER

July _____, 2014

Amber Road, Inc.
One Meadowlands Plaza
East Rutherford, New Jersey 07073
Attention: Board of Directors

Re:    Resignation

Ladies and Gentlemen:

I hereby resign, effective immediately, as a member of the Board of Directors of Amber Road, Inc., a Delaware corporation, and each of its subsidiaries, and from all committees thereof.
Sincerely yours,

John W. Preuninger

Exhibit B
Amber Road, Inc. Equity Ownership: John W. Preuninger
1 --386,274 shares directly owned
2 -- 1,402,805 shares owned by GRATs
3 --171,175 option shares are vested with162,825 options shares subject to future vesting from two grants.
Grant A -- 200,400 options granted on 9/30/2011 @ $2.31 per share, vesting 25% at the first year anniversary of the grant date and 6.25% at the end of each quarter thereafter, as follows:
Vested to date:
- 50,100 vested on 9/30/2012
- 12,525 vested on 1/1/2013
- 12,525 vested on 4/1/2013
- 12,525 vested on 7/1/2013
- 12,525 vested on 10/1/2013
- 12,525 vested on 1/1/2014
- 12,525 vested on 4/1/2014
- 12,525 vested on 7/1/2014
Total Grant A options shares vested to date: 137,775
Future vesting:

- 12,525 vest on 10/1/2014
- 12,525 vest on 1/1/2015
- 12,525 vest on 4/1/2015
- 12,525 vest on 7/1/2015
- 12,525 vest on 10/1/2015
Total Grant A option shares subject to future vesting*: 62,625
Grant B -- 133,600 options granted on 6/25/2013 @ $6.14 per share, vesting 25% at the first year anniversary of 5/2/2013 and 6.25% at the end of each quarter thereafter, as follows:
Vested to date:
- 33,400 vested on 5/2/2014
Total Grant B options shares vested to date: 33,400
Future vesting:

- 8,350 vest on 8/2/2014
- 8,350 vest on 11/2/2014
- 8,350 vest on 2/2/2015
- 8,350 vest on 5/2/2015
- 8,350 vest on 8/2/2015
- 8,350 vest on 11/2/2015
- 8,350 vest on 2/2/2016
- 8,350 vest on 5/2/2016
- 8,350 vest on 8/2/2016

- 8,350 vest on 11/2/2016
- 8,350 vest on 2/2/2017
- 8,350 vest on 5/2/2017
Total Grant B option shares subject to future vesting*: 100,200
* The recitation herein of future vesting dates is for informational purposes only and is not intended to modify the existing plans and agreements governing vesting rights.